AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KARRINGTON HEALTH, INC.,
KENSINGTON MERGECO, INC.
KENSINGTON MANAGEMENT GROUP, INC.,

AND

JON D. RAPPAPORT

APRIL 24, 1997







AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER, dated as of
April 24, 1997 (this "Agreement"), by and among Kensington
Management Group, Inc., a Minnesota corporation ("Kensington Management"), Jon D. Rappaport, sole shareholder of Kensington Management (the "Shareholder"), Karrington Health, Inc., an Ohio corporation ("Karrington"), and Kensington Mergeco, Inc., a
Minnesota corporation that is a direct, wholly-owned subsidiary of Karrington ("Mergeco").
RECITALS
      WHEREAS, the Board of Directors of Kensington
Management, Karrington, and Mergeco have approved the merger
(the "Merger") of Mergeco with and into Kensington Management, with Kensington Management as the surviving corporation, upon the terms and subject to the conditions set forth herein;
      WHEREAS, the respective Board of Directors of Kensington Management, Karrington, and Mergeco have, by resolutions, approved the execution and delivery of this Agreement providing for the Merger;
      WHEREAS, Karrington, as the sole shareholder of Mergeco, has, by resolution, approved this Agreement and the Merger as provided for by the Minnesota Business Corporation Act
(the "MBCA"); and
      WHEREAS, the Shareholder has approved the Merger on behalf of Kensington Management as provided for by the MBCA. AGREEMENT
NOW THEREFORE, in consideration of these premises and the parties' covenants, representations and warranties, the parties agree as follows.
ARTICLE 1
DEFINITIONS
1.1. Definitions.
Certain terms used in this Agreement (which may or may not be capitalized) are defined in Annex A. Certain other items shall have the following meanings:
1.1.1. "Assets" means all of Kensington Management's right, title, and interest in and to the assets pertaining to the operations of Kensington Management, including property, contracts, equipment leases, software licenses, motor vehicles, vehicle leases, cash and accounts receivable.
1.1.2. "Property" means all of the tangible and intangible property owned by, relating to, or used in connection with or in the operation of Kensington Management, including, but not limited to, furniture, books and records, inventory and supplies, leases, trade names as more fully itemized on Schedule 1.1.2.
1.1.3. "Contracts" means all management contracts and other material agreements to which Kensington Management is a party, as more fully itemized on Schedule 5.24.1 (other than Equipment Leases, Software Licenses and Vehicle Leases).
1.1.4. "Equipment Leases" means all leased equipment used in connection with or in the operation of Kensington
Management, as more fully itemized on Schedule 1.1.4.
1.1.5. "Software Licenses" means all licenses from or to third parties relating to software as more fully itemized on Schedule 1.1.5.
1.1.6. "Motor Vehicles" means all motor vehicles used by Kensington Management in its operations, as more fully itemized on Schedule 1.1.6, including Motor Vehicles owned or subject to Vehicle Leases.
1.1.7. "Vehicle Leases" means all leases to which any Motor Vehicles are subject, as fully itemized on Schedule 1.1.7.
1.2. Meaning of Certain Words and Phrases.
The word "including" shall mean "including without limitation." Except where expressly provided to the contrary, "discretion" means "sole and absolute discretion." References to statements made to the Knowledge of Kensington Management include the Knowledge of the Shareholder. References to any agreements or other documents include groups of related agreements or other documents.
1.3. Acquisition Agreements:
"Acquisition Agreements" refers collectively to the following:
a. this Agreement;
b. the Asset Purchase Agreement by and among Karrington, Kensington Cottages Corporation of America
("America"), Bismarck Investors, Kensington Living
Centers, Inc., and Jon D. Rappaport;
c. the Asset Purchase Agreement by and among Karrington, America, Kensington Cottages Corporation of
Iowa, and the individual shareholders of Kensington
Cottages Corporation of Iowa;
d. the Asset Purchase Agreement by and among Karrington, America, Kensington Cottages Corporation of
Rochester, and Jon D. Rappaport;
e. the Asset Purchase Agreement by and among Karrington, America, Buffalo Hills Residence, and Jon D.
Rappaport;
f. the Asset Purchase Agreement by and among Karrington, America, Kensington Cottages Corporation of
North Dakota, and the individual shareholders of Kensington Cottages Corporation of North Dakota;
g. the Asset Purchase Agreement by and among Karrington, America, Centex-Kensington (Mankato I)
Partnership, Centex Senior Services Corporation, Centex
Life Solutions, Inc., Kensington Cottages Corporation of
Mankato, and Jon D. Rappaport; and
h. the Stock Purchase Agreement by and among Karrington, America, Kensington Cottages Corporation of
Minnesota, and the individual shareholders of Kensington
Cottages Corporation of Minnesota.
ARTICLE 2
THE MERGER
2.1. The Merger.
a. On the Closing Date, or as promptly as practicable thereafter, and upon the terms and subject to the conditions set forth in this Agreement and pursuant to the Plan of Merger attached in the form included in Exhibit A hereto, the parties hereto shall cause Mergeco to be merged with and into Kensington Management, and Kensington
Management shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving
Corporation") and shall continue its corporate existence under the laws of the State of Minnesota. At such time, the separate existence of Mergeco shall cease.

b. The Merger shall have the effects set forth in Section 302A.641 of the MBCA. The Surviving Corporation shall retain the name of Kensington Management and shall possess all the rights, privileges, immunities, powers and franchises of Mergeco and Kensington Management and shall by operation of law become liable for all the debts, obligations, liabilities and duties of Kensington Management and Mergeco.

2.2. Articles of Incorporation
      At the Effective Time, the Articles of Incorporation of
Mergeco (in the form included in Exhibit A hereto) shall become the Articles of Incorporation of the Surviving Corporation, by virtue of the Merger and this Agreement and without any further action, provided that effective at the Closing Date, Article I of such Articles of Incorporation shall be amended, by virtue of the Merger and this Agreement so that the name of the Surviving Corporation shall be "Kensington Management Group, Inc."
2.3. Bylaws.
      At the Effective Time, the By-Laws of Mergeco shall become the By-Laws of the Surviving Corporation.

2.4. Directors and Officers.
      The directors of Mergeco and the officers of Kensington
Management immediately prior to the Closing Date shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

2.5. Effective Time.
      The Merger shall become effective at the date and time when properly executed Articles of Merger in the form included in Exhibit A hereto (the "Articles of Merger") relating to the Merger shall be filed with the Secretary of State of the State of Minnesota in accordance with the MBCA or at such other later date and time, if any, as Mergeco and Kensington Management shall agree and as shall be specified in the Articles of Merger. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

2.6. Kensington Management Common Stock.
      The manner and basis of converting the Shares (as hereinafter defined) shall be as follows:

a. At the Effective Time, the shares of common stock, without par value, of Kensington Management (the
"Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration upon surrender of the certificates representing such Shares.
b. At the Effective Time, the Shareholder shall cease to have any rights as a shareholder of Kensington
Management, except such rights, if any, as he may have pursuant to the MBCA, and, except as aforesaid, his sole right shall be the right to receive the Merger Consideration for the Shares represented by certificates as aforesaid.
2.7. Mergeco Common Stock.
      The manner and basis of converting the shares of Mergeco shall be as follows: at the Effective Time, each share of common stock, par value $.01 per share ("Mergeco Common Stock"), of Mergeco issued and outstanding immediately prior to the Closing
Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock, par value $.01 per share ("Surviving Corporation Common Stock"), of the Surviving
Corporation, and shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Merger. From and after the Closing Date, each outstanding certificate theretofore representing shares of Mergeco Common Stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Surviving Corporation Common Stock.

2.8. Exchange of Shares.
      At the Closing, the Shareholder shall deliver to Karrington or its designees stock certificates representing the Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, with all taxes, direct or indirect, attributable to the transfer of such Shares paid or provided for. At the Effective Time, Karrington shall deliver to the Shareholder shares of the common stock, without par value, of Karrington (the "Common Stock") as determined in Section 2.9 hereof.

2.9. Merger Consideration.
      As soon as practical after the Effective Time (and in any event within fourteen (14) calendar days of the Closing Date). Karrington shall deliver to the Shareholder (a) certificates for shares of Common Stock with a value equal to $1,500,000, and (b) cash in an amount equal to the increase, if any, in "Current Asset Spread" from December 31, 1996 to the Closing Date (the "Merger Consideration"). For purposes of this Section, "Current Asset
Spread" shall mean the amount by which on any specified date the current assets of Kensington Management exceed its current liabilities. The value of the Common Stock shall be based upon the Common Stock Fair Market Value, rounded up, if necessary, to the nearest whole share. A closing statement (the "Closing Statement") setting forth the current assets and current liabilities of Kensington Management at the Closing Date will be agreed upon by Kensington Management and Karrington as soon as possible after the Closing Date.

      "Common Stock Fair Market Value" shall mean the average of the closing price quotation or, if none, the average of the closing bid and asked prices for a share of the Common Stock reported on the National Association of Securities Dealers, Inc. Automated
Quotation/National Market for the fifteen (15) trading days ending with the third business day preceding the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF KARRINGTON AND MERGECO
Karrington and Mergeco represent and warrant to Kensington Management and the Shareholder as follows:
3.1. Date of Representations and Warranties.
The representations and warranties in this Article 3 are true and correct as of the effective date of this Agreement.
3.2. Organization, Qualification.
Each of Karrington and Mergeco is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification to do business is required, and has full corporate power and corporate authority and all licenses, permits, and authorizations necessary to carry on its business and to own and use its property.
3.3. Authorization of Transaction.
Each of Karrington and Mergeco has full power and authority to execute, deliver, and perform this Agreement. This Agreement constitutes Karrington's and Mergeco's valid and legally binding obligation, enforceable in accordance with its terms and conditions (Subject to Equitable Principles).
3.4. Effect on Other Agreements.
Each of Karrington's and Mergeco's execution and delivery of this Agreement and its consummation of the Merger will not violate, breach, conflict with or constitute a default under any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which it is subject or any provision of its Governing Documents or any indenture, contract or agreement to which it is subject.
3.5. No Notice or Consent.
Neither Karrington nor Mergeco is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the Merger.
3.6. Finder's Fees.
To Karrington's Knowledge, no person or entity is entitled to any brokerage commission, finder's fee, or similar compensation in connection with the execution, delivery, or performance of this Agreement.
3.7. Proceedings.
      There is no action, suit, proceeding or investigation pending or, to the Knowledge of Karrington, threatened against Karrington which, if decided adversely to Karrington, may prevent or in any material way impair the consummation of the Merger or have a material adverse effect on Karrington's business, operations or financial condition, taken as a whole.

3.8. Reserved.
3.9. Validity of Common Stock.
      The shares of Common Stock to be issued to the Shareholder hereunder as Merger Consideration will not be subject to any preemptive rights, rights of first refusal or other preferential rights that have not been waived, and such shares when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable and will be free of any liens or encumbrances whatsoever; provided, however, that such shares shall be subject to restrictions upon transfer under state and/or federal securities laws and as set forth herein. No holder of Common Stock has registration rights other than pursuant to that certain Registration Rights Agreement, dated as of May 8, 1996, by and among JMAC, Inc., Richard R. Slager, Alan B. Satterwhite,
Gregory M. Barrows and Karrington, a true and correct copy of which has been delivered to Kensington Management.
3.10. SEC Reports; Financial Statements.
3.10.1. Karrington has timely filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the Securities Act, and the rules and regulations promulgated thereunder (collectively, the "SEC Reports"), all of which have complied, at the time filed, in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), as applicable, and the rules and regulations promulgated thereunder. None of the SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
3.10.2. The consolidated balance sheets and the related consolidated statements of operations, consolidated cash flow and consolidated shareholders' equity (including the notes thereto) of Karrington and its subsidiaries contained or incorporated by reference in the SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and present fairly the consolidated financial position of Karrington and its subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, in conformity with GAAP applied on a consistent basis, (i) except as otherwise noted therein, (ii) subject in the case of unaudited financial statements to normal year-end audit adjustments, (iii) except that the unaudited financial statements do not contain all of the footnote disclosures required by GAAP and (iv) except as otherwise permitted by Form 10-Q.
ARTICLE 4
[Reserved]

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
BY KENSINGTON MANAGEMENT AND SHAREHOLDER
Each of Kensington Management and the Shareholder separately represents and warrants to Karrington as follows:
5.1. Date of Representations and Warranties.
The representations and warranties in this Article 5 are true and correct as of the effective date of this Agreement.
5.2. Organization, Qualification.
Kensington Management is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. It is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification to do business is required. It has full corporate power and corporate authority to carry on its business and to own and use its property. It has not filed for relief as a debtor under any state receivership laws or federal bankruptcy laws.
5.3. Governing Documents.
Kensington Management has delivered or made reasonably available to Karrington true, correct, and complete copies of its Governing Documents. It is not in default under or in violation of any provision of its Governing Documents.
5.4. Authorization of Transaction.
Each of Kensington Management and Shareholder has full power and authority to execute, deliver, and perform this Agreement. This Agreement constitutes Kensington Management's and Shareholder's valid and legally binding obligation, enforceable in accordance with its terms and conditions (Subject to Equitable Principles).
5.5. Effect on Other Governing Documents.
Kensington Management's and Shareholder's execution and delivery of this Agreement and the consummation of the Merger will not violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either is subject, or any provision of Kensington Management's Governing
Documents.
5.6. Finder's Fees.
To Kensington Management's Knowledge, no person or entity is entitled to any brokerage commission, finder's fee, or similar compensation in connection with the execution, delivery, or performance of this Agreement.
5.7. Stock Ownership; No Agreements.
Kensington Management's entire authorized capital stock consists of 25,000 Shares of which 1,000 Shares are issued and outstanding, all of which are owned beneficially and of record by the Shareholder. The Shares constitute all issued and outstanding shares of capital stock or other equity securities of Kensington Management. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Kensington Management to issue, sell, or otherwise cause to become outstanding any of its capital stock. The Shares have been duly authorized for issuance by all necessary corporate action of Kensington Management, are validly issued, fully paid and nonassessable, and are owned beneficially and of record by the Shareholder, free and clear of any restrictions on transfer (other than any restrictions applicable under the Securities Act and state securities laws), Taxes, Security Interests, preemptive or similar rights, options, warrants, purchase rights, contracts, commitments, equities, liens, claims, and demands. The Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require him to sell, transfer, or otherwise dispose of any capital stock of Kensington Management, including the Shares, other than this Agreement. Neither the Shareholder nor Kensington Management is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of Kensington Management. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Kensington
Management capital stock.
5.8. [Reserved].
5.9. Subsidiaries.
Kensington Management has no Subsidiaries. Kensington
Management owns no equity securities of any other person or entity.
5.10. Investment Representations.
      In connection with the deliverance of the shares of Common
Stock, the Shareholder (a) is taking the shares of Common Stock for the purposes of investment and not with a view to any resale or distribution of such shares, (b) is an "accredited investor" as defined in Rule 501 under the Securities Act of 1933 (the "Securities Act"),
(c) has been given an opportunity to ask questions and receive answers from representatives of Karrington as to the terms of the shares of Common Stock and the affairs of Karrington and has received all information requested from Karrington, and (d) understands that the shares of Common Stock will be subject to substantial restrictions on transfer under the Securities Act. In this regard, Shareholder acknowledges and confirms he has made an independent review and investigation of the business and financial condition of Karrington; that he, either alone or with his financial advisors, has the necessary background and expertise to evaluate the same; that he has examined and considered in detail such information, documentation and financial statements and reports which he deems necessary and material to such review and investigation including, without limitation, the Prospectus dated
July 18, 1996 for the initial public offering of Common Stock and the Form 10-K filed by Karrington for the year ended December 31, 1996; that he has had access to and the opportunity to inspect any and all records, instruments, documents, financial statements, reports and budgets and other information which he deemed necessary and material in such determination; and that he has had the opportunity to ask questions of and receive answers to such questions from Karrington, and to obtain any additional information which he requested. No Person other than the Shareholder is or will be entitled to receive all or any portion of the Merger Consideration and no Person other than the Shareholder has made any claim that such Person is entitled to all or any portion of the Merger Consideration.

5.11. [Reserved].
5.12. Financial Statements.
Attached as Schedule 5.12 are the following financial statements of Kensington Management (the "Kensington
Management Financial Statements"): unaudited balance sheets and statements of income for the fiscal years ended on December 31st of each of the years 1994, 1995, and 1996, all of which are consistent with Kensington Management's books and records
(which are maintained as provided in Section 5.31) and fairly present Kensington Management's results of operations for the periods indicated. The December 31, 1996 financial statements are the "Most Recent Financial Statements" and December 31, 1996 is the "Most Recent Fiscal Month End." December 31, 1996 is the
"Most Recent Fiscal Year End." "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.
5.13. Events Subsequent to Most Recent Fiscal Year End.
Since the Most Recent Fiscal Year End, there have been no changes in Kensington Management's Business, financial condition, operations, or results of operations which have a material adverse effect thereon, either separately or in the aggregate (a "Material Adverse Effect"). Without limiting the generality of the preceding sentence, since that date, Kensington Management has not:
5.13.1. imposed any Security Interest of any kind upon any of the Assets;
5.13.2. granted any license or sublicense pertaining to the Software Licenses or any rights under or with respect to any Intellectual Property;
5.13.3. experienced any damage, destruction, or loss
(whether or not covered by insurance) to the Assets which would have a Material Adverse Effect;

5.13.4. sold, leased, transferred, or assigned any of the Assets other than in the Ordinary Course of Business;
5.13.5. entered into any written or oral employment contract or collective bargaining agreement concerning Employees, modified the terms of any such existing contract or agreement, or made any other change in employment terms, except for changes in compensation or terms of employment in the Ordinary Course of Business and not in contemplation of this Agreement;
5.13.6. entered into, accelerated, terminated, modified, canceled, or made any other type of material change to any agreement, contract, mortgage, lease, or license pertaining to the Assets to which Kensington Management is a party or by which it is bound which pertains in any way to the Assets; or
5.13.7. committed to any of the foregoing.
5.14. Undisclosed Liabilities.
5.14.1. Kensington Management has no Liability and, to the Knowledge of Kensington Management, there is no Basis for any Liability which would have a Material Adverse Effect except for (a) Liabilities set forth on the Most Recent Balance Sheet or which would not be required to be disclosed on a balance sheet prepared in accordance with GAAP, and (b) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary
Course of Business, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or similar cause.
5.14.2. Kensington Management is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.
5.15. Insurance.
5.15.1. Kensington Management maintains insurance policies (copies of which have been delivered to or made reasonably available to Karrington) reasonable in scope and amount in connection with the Assets, and has done so for the past four years, provided, however, that no representation or warranty is made as to the reasonableness of such insurance after the Closing and it shall be Karrington's exclusive responsibility to determine the insurance policies to be put in place after the Closing.
5.15.2. Schedule 5.15 sets forth a true and accurate list of all insurance policies carried on the Assets. The casualty insurance covering the Property insures the full replacement value thereof.
5.15.3. Kensington Management has complied with all notices or requests it has received from any insurance company issuing any of the insurance policies required to be set forth on
Schedule 5.15.
5.16. Effect on Other Agreements.
Except as disclosed in Schedule 5.16, Kensington
Management's execution and delivery of this Agreement and its consummation of the Merger will not breach, conflict with, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, mortgage, lease, license, instrument, or other arrangement to which Kensington
Management is a party or by which it is bound or to which any of its assets is subject, or result in the imposition of any Security Interest upon any of its assets.
5.17. No Notice or Consent.
Except as disclosed in Schedule 5.17, Kensington
Management is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the Merger.
5.18. Tangible Assets.
Each tangible asset included in the Assets is in good operating condition and repair (normal wear and tear excepted), and is suitable for the purposes for which it presently is used and proposed to be used.
5.19. Real Property.
      Kensington Management owns no real property.

5.20. Legal Compliance.
5.20.1. Kensington Management has not taken or failed to take any action with respect to any legal matter which has resulted in, or may result in (a) the imposition of any Security Interest on the Assets, or (b) any Liability with respect to the Assets to which Karrington may be subject after Closing.
5.20.2. Kensington Management has complied with all laws (including any related rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges) of federal, state, local and foreign governments (including any governmental agencies), the failure to comply with which would have a Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Kensington Management alleging any failure to comply.
5.20.3. Kensington Management has all necessary or appropriate governmental licenses, certificates, permits and authorizations to own or lease the Assets and to perform services under the contracts (the "Kensington Management Permits") with respect to which the failure to have would have a Material Adverse Effect. To Kensington Management's Knowledge, no violations have occurred with respect to the Kensington Management Permits, and no proceeding is pending or threatened which might have the effect of revoking or rescinding, or otherwise having a materially adverse effect upon, any Kensington Management Permit.
Kensington Management has filed all reports, cost reports, registrations and statements, together with any required amendments, that are or were required to be filed with any governmental authorities (or with any fiscal intermediaries) pursuant to the Kensington Management Permits or otherwise. As of their respective dates, all such reports, cost reports, registrations and statements complied in all material respects with the terms of the then-existing contracts between any governmental authorities or fiscal intermediaries and Kensington Management, and with all statutes, rules and regulations enforced or promulgated by the regulatory authority (or by any fiscal intermediary) with which they were filed, and were true, correct and complete as filed in all material respects.
5.20.4. Kensington Management is not a party to any supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by any governmental regulatory authority or agency.
5.20.5. Kensington Management does not qualify for cost reporting or cost reimbursement under any health care or similar program administered by any governmental authority or agency except in connection with the facility managed by it known as "The Kensington-Bismarck."
5.21. Litigation.
5.21.1. Except as disclosed on Schedule 5.21,
Kensington Management is not a party and, to the Knowledge of Kensington Management, has not been threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.
5.21.2. Kensington Management is not subject, and, to the Knowledge of Kensington Management, has not been threatened to be made subject, to any injunction, judgment, order, decree, ruling, or charge.
5.22. Tax Matters.
5.22.1. Kensington Management has delivered to Karrington true and complete copies of (a) all Tax Returns that have been or are currently subject to audit, and (b) all examination reports and statements of deficiencies assessed against or agreed to by Kensington Management.
5.22.2. Kensington Management has not taken or failed to take any action with respect to any tax matter which has resulted in, or, to the Knowledge of Kensington Management, may result in
(a) the imposition of any Security Interest on the Assets, or (b) any Liability with respect to which Kensington Management may be subject after Closing.
5.22.3. Kensington Management has filed all required
Tax Returns, all of which were correct and complete in all material respects when filed, and has fully paid all Taxes to which it is or has been subject, whether or not shown on any Tax Return. Except as set forth on Schedule 5.22, no filing date has been extended for any Tax Return Kensington Management is or has been required to file which has not yet been filed. To Kensington Management's
Knowledge, no taxing authority in a jurisdiction where Kensington Management does not file Tax Returns has ever asserted that Kensington Management is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Assets that arose in connection with any actual or alleged failure to pay any Tax.
5.22.4. Kensington Management has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
5.22.5. To the Knowledge of Kensington Management, no taxing authority plans to assess any additional Taxes for any period for which Tax Returns have been filed. To the Knowledge of Kensington Management, there is no dispute or claim concerning any Tax Liability claimed or raised by any taxing authority.
5.22.6. Kensington Management has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
5.23. Intellectual Property.
To the Knowledge of Kensington Management, the current use by Kensington Management of its Assets does not infringe the rights of any other person or entity including, but not limited to, patent, copyright, trademark and other intellectual property rights, and Kensington has not received any notice claiming any such infringement. Schedule 5.23 contains a true and complete list of all Kensington Management trade names, trademarks or service marks, patents, registered copyrights and licenses; and Kensington
Management has good title to all such intangible assets. As indicated on Schedule 5.23, certain marks have been duly registered with the United States Patent and Trademark Office, and such registrations remain in full force and effect. Subject to (a) rights provided under various management agreements of Kensington
Management with respect to the facilities which are being conveyed to Karrington under the Acquisition Agreements, (b) the rights of Robert L. Rappaport under that certain letter of understanding by and between Robert L. Rappaport and Shareholder dated May 16,
1994, (c) that certain Licensing Agreement dated March 30, 1995 by and among Centex Senior Services Corporation, Shareholder and Kensington Management, (d) that certain license agreement by and between Kensington Management and Centex-Kensington
(Mankato I) Partnership, and (e) the license agreements identified on Schedule 5.23, Kensington Management has the right to use the intangible assets listed on Schedule 5.23 and has not licensed to any other person the right to use such intangible assets.
5.24. Other Agreements.
5.24.1. Schedule 5.24.1 lists and briefly describes all material written or oral agreements to which Kensington
Management is a party, including all management contracts and leases (other than the Equipment Leases, Software Licenses, and
Vehicle Leases).
5.24.2. Each of the Contracts, Equipment Leases,
Software Licenses, and Vehicle Leases, is legal, valid, and binding (Subject to Equitable Principles), and in full force and effect and subject to obtaining any consents or the giving of notices as disclosed in Schedule 5.11 or 5.17, will continue to be legal, valid, and binding, and in full force and effect on identical terms immediately following the consummation of the Merger (Subject to Equitable Principles). Kensington Management is not in default in the performance of any such agreements and, to the Knowledge of Kensington Management no parties thereto have any defenses, set-offs or rebates relating to any such agreements. Except as disclosed in Schedule 5.24: to the Knowledge of Kensington Management, no other party is in breach or default of any such agreement; to the Knowledge of Kensington Management no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement, and no party has repudiated any provision of the agreement.
5.24.3. Kensington Management has delivered or made reasonably available to Karrington a correct and complete copy of each written agreement or a written summary describing the terms and conditions of each oral agreement referred to in this Section
5.24.
5.25.  [Reserved]
5.26. Employees.
5.26.1. To Kensington Management's Knowledge as of the date hereof, no Employee employed in a management capacity has any plans to terminate employment with Kensington
Management prior to Closing or following Closing.
5.26.2. Kensington Management shall have discharged all current obligations to the employees with respect to compensation or benefits of any kind under any type of Employee
Benefit Plan.
5.26.3. Kensington Management is not and never has been a party to or bound by any collective bargaining agreement.
To the Knowledge of Kensington Management, there has never been and there is not now any effort by any labor union to organize any employees of Kensington Management into one or more collective bargaining units. Kensington Management has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Kensington Management has not committed any unfair labor practice or other violation of labor or employment law relating to its employees.
5.27. Employee Benefits.
5.27.1. Kensington Management does not now maintain and is not now required to contribute to, and has never maintained or been required to contribute to, any Employee Pension Benefit
Plan.
5.27.2. Schedule 5.27.2 lists and briefly describes each Employee Benefit Plan that Kensington Management maintains or to which Kensington Management contributes.
5.27.3. All premiums or other payments for all periods ending on or before the Closing Date have been paid or will be paid when they become due with respect to each Employee Welfare
Benefit Plan.
5.27.4. Each item required to be listed on Schedule
5.27.2 and each related trust, insurance contract, or fund complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.
5.27.5. All required reports and descriptions (including
Form 5500 Annual Reports, Summary Annual Reports and
Summary Plan Descriptions) have been properly filed or distributed, and the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each Employee Welfare Benefit Plan. Kensington Management has delivered or made reasonably available to Karrington copies of all such reports and descriptions.
5.27.6. Kensington Management has delivered or made reasonably available to Karrington correct and complete copies of the plan documents and summary plan descriptions, and all related trust agreements, insurance contracts and other funding agreements which implement each Employee Benefit Plan.
5.27.7. All contributions, including all employer contributions and employee salary reduction contributions, which are due have been paid to each Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Benefit
Plan or properly accrued. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.
5.27.8. There have been no Prohibited Transactions with respect to any Employee Benefit Plan which Kensington
Management maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute; no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee
Benefit Plan; no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Kensington
Management, threatened; and Kensington Management has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.
5.27.9. Kensington Management does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.
5.28. Powers of Attorney.
There are no outstanding powers of attorney executed on behalf of Kensington Management.
5.29. Environment, Health and Safety.
5.29.1. To the Knowledge of Kensington Management, it has no Liability for any illness of or personal injury to any employee or other individual, for damage to any site, location, or body of water (surface or subsurface), for any damages or claims under any past, present, or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice, or for any other reason under any Environmental, Health and Safety Law in any way pertaining to or affecting the Assets.
5.29.2. Kensington Management and its predecessors (i) have complied with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply, and (ii) have obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health and Safety Laws.
5.29.3. There have not been, and there currently are no pending or, to the Knowledge of Kensington Management, threatened claims against Kensington Management alleging the violation of any Environmental, Health and Safety Laws.
5.30. Data Processing Matters.
5.30.1. With respect to the computer equipment, associated peripheral devices, related operating and application systems, and other software used in connection with its Business which Kensington Management owns, leases, or licenses (the "Data Processing Systems"):
a. Kensington Management has taken appropriate action, by instruction, agreement, or otherwise, with its employees or other persons permitted access to system application programs and data files, to protect against unauthorized access, use, copying, modification, theft and destruction of any such programs and files; and Kensington
Management has not sustained, and Shareholder is not aware of any information or circumstances indicating that it may sustain, disruption of business or loss by reason of unauthorized access, use, copying, modification, theft, or destruction of any such programs and files by its employees or any such other persons; and
b. Kensington Management has arranged for back-up data processing services adequate to meet data processing needs in the event that the Data Processing Systems are rendered temporarily or permanently inoperative as a result of a natural disaster or other cause.
5.30.2. Kensington Management's data processing and data storage facilities are adequate for the Services, are properly protected, and possess proper temperature and humidity control devices and fire protection equipment.
5.31. Books and Records.
5.31.1. Kensington Management's books of account pertaining to the Services reflect all material items of income and expense and all material assets, liabilities and accruals, and are prepared and maintained in form and substance adequate for preparing financial statements and related information in accordance with any accounting principles required by any governmental agency with regulatory authority over Kensington Management's financial statements and otherwise in accordance with the standards required by this Agreement.
5.31.2. Kensington Management has devised and maintained a system of internal accounting controls with respect to the Services sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management directives, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with Subsection 5.31.1, (c) the recorded amounts are compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, and (d) access to information pertaining to the preceding items (a) - (c) is permitted only in accordance with management directives.
ARTICLE 6
NATURE OF DISCLOSURES
6.1. Disclosure by Kensington Management and
Shareholder.
Kensington Management and Shareholder each separately represent and warrant to Karrington as follows:
6.1.1. All items concerning Kensington Management which are required to be disclosed or identified on the Schedules to this Agreement have been disclosed and identified accurately, completely, and with reasonable particularity.
6.1.2. No representation or warranty made by or about
Kensington Management in this Agreement, and no schedule, list, certificate, document, or other instrument or exhibit concerning Kensington Management which is required under this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements made not misleading.
6.1.3. To the Knowledge of Kensington Management, there is no fact which materially and adversely affects Kensington Management which has not been set forth in this Agreement, the Schedules, or any other materials Kensington Management is required to furnish under this Agreement.
6.1.4. Karrington agrees that it is not relying upon any representations and warranties of Kensington Management and the Shareholder that are not set forth in this Agreement or required to be set forth in a schedule, list, certificate, document or other instrument or exhibit required under this Agreement and that there shall not be deemed to be any other express or implied representations or warranties made by or on behalf of Kensington Management or the Shareholder in connection with the Merger.
6.2. Copies and Lists.
Unless a representation and warranty made by or about
Kensington Management in this Agreement is solely with respect to the existence or non-existence of a document or other item, the mere listing or inclusion of a copy of the document or other item shall not be adequate to disclose (a) a permitted exception to a representation or warranty if an additional description of facts and circumstances is reasonably necessary to enable Karrington to understand the exception or (b) an exception to a representation or warranty which is not permitted.
6.3. Due Diligence.
The obligations of Kensington Management and the Shareholder to make representations and warranties in accordance with the standards set forth in this Agreement shall not be affected or deemed waived on the grounds that Karrington, based upon its investigation and review or otherwise, should have known that any such representation or warranty is or might be inaccurate or incomplete.
ARTICLE 7
[RESERVED]

ARTICLE 8
PRE-CLOSING COVENANTS
The parties agree as follows with respect to the period of time between the date of this Agreement and the Closing:
8.1. In General.
Each of the parties will use its best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate the Merger.
8.2. Rappaport Letter of Understanding.
      Jon D. Rappaport and Robert L. Rappaport shall terminate the letter of understanding by and between the two of them dated
May 16, 1994, as amended, in which they make certain agreements regarding the development and ownership of Kensington Cottages projects and related matters (the "Rappaport Letter of Understanding").
8.3. Pre-Closing Audit.
Kensington Management shall fully cooperate with Ernst &
Young in connection with the completion of their audit, prior to Closing, of Kensington Management's financial statements for the fiscal years ending December 31, 1994, 1995, and 1996 (the
"Audit"). Karrington shall use its best efforts to cause the Audit to be completed by Ernst & Young on or before April 30, 1997.
8.4. Insurance.
Kensington Management shall maintain the insurance required to be set forth on Schedule 5.15 in full force and effect through Closing.
8.5. Operation of Business.
Kensington Management will not engage in any practice, take any action or enter into any transaction pertaining to the Services which is outside the Ordinary Course of Business, including any practice, action, or transaction of a type described in
Section 5.13.
8.6. Preservation of Assets.
Kensington Management will use commercially reasonable efforts to keep the Assets substantially intact, including all present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, lessees, residents, customers, and employees. Kensington Management shall maintain the Assets in their present condition and repair (ordinary wear and tear excepted), shall not enter into any material contract relating to the Assets or Services which extends beyond the Closing Date without the consent of Karrington, and shall continue the existing Business including continuing its present advertising commitments and its usual program of advertising. Kensington Management shall not remove any items of Property between the date hereof and the Closing, except as may be required for repair or replacement; and any replacements shall be of equal or better quality and quantity. Nothing herein shall require Kensington Management to repair or replace Property substantially damaged or destroyed by fire or other casualty prior to Closing.
8.7. Access to Properties.
Kensington Management will permit representatives of Karrington full access during normal business hours to all of its premises, properties, personnel, books, records, contracts, documents and other materials as reasonably required by Karrington.
8.8. Notice of Developments.
Karrington and Kensington Management each will give prompt written notice to one another of any development of which it has Knowledge which reasonably appears to cause any representations and warranties by any party in this Agreement not to be true and correct in all material respects as of Closing (except as provided with respect to the dates of financial statements under
Section 5.12 and except for the date limitation concerning certain employee matters set forth in Subsection 5.26.1). Such written notice shall describe the matter with reasonable particularity and shall set forth the manner in which it would cause any such representation and warranty (identified by specific reference to the applicable provision of this Agreement) not to be true as of Closing. No notice under this Section 8.8 shall be deemed to amend or supplement any representation or warranty or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by the party giving notice; provided that in the event a party would have the right not to proceed to Closing by reason of such breach, if the nondefaulting party elects to close notwithstanding such breach, such breach shall be deemed waived for all purposes of this Agreement unless the parties otherwise agree in writing.
8.9. Updated Schedules.
Kensington Management will update the Schedules to this Agreement at and as of (a) five business days prior to the Closing
Date or (b) any other time specifically required by this Agreement, and shall provide the updated Schedules to Karrington for its review at the applicable time. No updated Schedule shall be deemed to amend or supplement any representation or warranty or any Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant related to any Schedule; provided that in the event a party would have the right not to proceed to Closing by reason of such breach, if the nondefaulting party elects to close notwithstanding such breach, such breach shall be deemed waived for all purposes of this Agreement unless the parties otherwise agree in writing.
8.10. Exclusivity.
So long as this Agreement has not been terminated, Kensington Management will not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any substantial portion of its assets (including any acquisition structured as a merger, consolidation or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or otherwise facilitate any of the foregoing except as required by this Agreement. Kensington Management will notify Karrington immediately if any of the foregoing occur.
8.11. Confidentiality.
8.11.1. Each party will hold all Confidential Information concerning the other in strictest confidence, refrain from using it except in connection with this Agreement, and, promptly upon the direction of the other party, deliver to the other party or destroy all originals or copies of the Confidential Information in its possession. Each party shall immediately notify the other if it is requested or required to disclose any Confidential Information in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process. If a protective order cannot be obtained and the party is, on the written advice of counsel, compelled to disclose the Confidential Information or else be held in contempt, the party may disclose the Confidential Information to the tribunal; provided, however, that it shall use its best efforts to obtain an appropriate order or other assurance that confidential treatment will be accorded to the Confidential Information disclosed.
8.11.2. Notwithstanding the definition of Confidential
Information set forth on Annex A, for purposes of this Section 8.11 any material identified as Confidential Information shall not be regarded as Confidential Information if it is information already available to the public or already known from a lawful source to the party receiving such Confidential Information.
8.11.3. The provisions of this Section 8.11 shall not supersede any confidentiality provisions contained in the letter of intent between Kensington Management and Karrington Operating
Company, Inc. dated November 12, 1996, which shall remain in full force and effect; provided that, the provisions of this Agreement shall control in the event of any conflict.
ARTICLE 9
[RESERVED]

ARTICLE 10
TERMINATION
10.1. Termination of Agreement.
10.1.1. The parties may terminate this Agreement by mutual written consent at any time prior to the Closing.
10.1.2. Any party may terminate this Agreement by written notice to the others at any time prior to the Closing if (a) any party other than the terminating party has breached any material representation, warranty or covenant in this Agreement, and the breach continues without cure for ten Business Days after notice of the breach from the terminating party, or (b) the Closing shall not have occurred on or before May 30, 1997, because of the failure of any condition to the terminating party's obligation to close the Merger.
10.2. Effect of Termination.
If the Agreement is terminated as provided in this Article
10, all rights and obligations of the parties shall cease immediately upon termination, except for any Liability of a party then in breach, and except for any obligations of the parties with respect to use or disclosure of Confidential Information.
ARTICLE 11
CONDITIONS TO OBLIGATION TO CLOSE
11.1. Conditions to Karrington's and Mergeco's Obligation to Close.
The obligation of Karrington and Mergeco to consummate the Merger is subject to satisfaction in their favor or waiver by them of the following conditions as of Closing:
11.1.1. The representations and warranties by or about
Kensington Management set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on such date, except as provided with respect to the dates of financial statements under Section 5.12 and except for the date limitation concerning certain employee matters set forth in Subsection 5.26.1.
11.1.2. Kensington Management and the Shareholder shall have performed and complied in all material respects with all of their covenants set forth in this Agreement through the Closing.
11.1.3. No action, suit, or proceeding shall be pending or, to the Knowledge of Kensington Management, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, to which Kensington Management or Shareholder is a party or is threatened or expected to be made a party, or which is otherwise known to Kensington Management, in which an unfavorable outcome would prevent the Closing, cause the Merger to be rescinded in whole or in part after Closing, or adversely effect the Surviving Corporation after Closing, and no injunction, judgment, order, decree, ruling, charge or other holding having such an effect shall be in force.
11.1.4. Kensington Management and Shareholder shall have delivered to Karrington certificates in the form set forth on
Exhibit 11.1.4 certifying that each of the conditions specified above in Sections 11.1.1 through 11.1.3 is satisfied as of the Closing Date.
11.1.5. The closings under each of the Acquisition
Agreements shall occur simultaneously with the Closing under this Agreement or in a sequence reasonably agreed upon by Karrington and Shareholder;
11.1.6. The Rappaport Letter of Understanding shall have been terminated.
11.1.7. Shareholder and America shall have entered into an Employment Agreement in the form attached as Exhibit 11.1.7
(the "Employment Agreement").
11.1.8. The Audit shall have been completed and Ernst
& Young shall have issued an unqualified opinion in connection with Kensington Management's financial statements for the fiscal years ended December 31, 1994, 1995 and 1996, and the results of the Audit shall not require any material adverse adjustments to the Kensington Management Financial Statements.
11.1.9. Karrington shall have received a written opinion from Kensington Management's legal counsel in form and substance as set forth on Exhibit 11.1.9, dated as of the Closing Date.
11.1.10. Kensington Management and the Shareholder shall have taken all actions required of them in connection with the Merger, and all certificates, opinions, instruments and other documents required for the Merger will be reasonably satisfactory in form and substance to Karrington and its legal counsel.
11.2. Conditions to Obligation of Kensington Management and the Shareholder.
The obligation of Kensington Management and the Shareholder to consummate the Transaction is subject to satisfaction in favor of Kensington Management and the Shareholder or waiver by Kensington Management and the Shareholder of the following conditions as of Closing:
11.2.1. Karrington's representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on such date, except to the extent such representations and warranties are expressly made as of a specified date.
11.2.2. Karrington shall have performed and complied in all material respects with all of its covenants set forth in this Agreement through the Closing.
11.2.3. No action, suit or proceeding shall be pending or, to the Knowledge of Karrington, threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator to which Karrington is a party or is threatened or expected to be made a party, or which is otherwise known to Karrington in which an unfavorable outcome would prevent the Closing or cause the Merger to be rescinded in whole or in part after Closing, and no injunction, judgment, order, decree, ruling, charge or other holding having such an effect shall be in force.
11.2.4. Karrington shall have delivered to Kensington
Management a certificate of its Chief Operating Officer and Chief Financial Officer in the form set forth on Exhibit 11.2.4 certifying that each of the conditions specified above in Sections 11.2.1 through 11.2.3 is satisfied in all respects.
11.2.5. The closing under the Acquisition Agreements shall occur simultaneously with the Closing under this Agreement or in a sequence reasonably agreed upon by Karrington and Kensington Management.
11.2.6. Kensington Management shall have received from Karrington's legal counsel a written opinion in form and substance as set forth on Exhibit 11.2.6, dated as of the Closing
Date.
11.2.7. Karrington shall have taken all actions required of it in connection with the Merger, and all certificates, opinions, instruments and other documents required for the Merger shall be reasonably satisfactory in form and substance to Kensington
Management and its legal counsel.
11.2.8. America shall have entered into the Employment
Agreement with Shareholder.
11.2.9. There shall not have been any event which would cause the Common Stock of Karrington issued in connection with Karrington's initial public offering to no longer be qualified for trading on the National Association of Securities Dealers, Inc. Automated Quotation/National Market.
ARTICLE 12
REGISTRATION RIGHTS AGREEMENT
12.1. Registration Rights Agreement.
      The Shareholder shall be granted certain "piggyback" registration rights with respect to the Common Shares pursuant to the Registration Rights Agreement in the form attached as Exhibit
B, to be executed and delivered by the parties at Closing.

ARTICLE 13
CLOSING
13.1. Closing.
The closing of the Transaction (the "Closing") shall take place at the offices of Bricker & Eckler, 100 South Third Street, Columbus, Ohio, on April 30, 1997 provided all conditions to the obligations of the parties to Closing as set forth in Article 11 are then satisfied, otherwise on a date mutually agreed upon by the parties but in no event later than May 30, 1997 (the "Closing
Date").
13.2. Deliveries by the Parties at Closing.
13.2.1. At Closing, each party shall deliver to each other the various documents, instruments, certificates, and opinions required to be delivered at Closing under Article 11.
13.2.2. Deliveries by Kensington Management and
Shareholder shall include the following:
a. All appropriate evidence of authorization for the execution of this Agreement;
b. The executed Employment Agreement;
c. Consents reasonably satisfactory to Karrington from the parties to the Contracts and Kensington Management
Permits which require consent to the Merger and approvals satisfactory to Karrington from all federal, state, and local governmental authorities and private parties which require approval of the Merger;
d. Certificates representing all of the issued and outstanding Shares duly endorsed for transfer or accompanied by duly executed stock powers, sufficient to transfer the Shares;
e. The complete and correct corporate minute book, stock transfer book, and other corporate records of Kensington Management;
f. Possession of the originals of all Contracts, commitments, franchises, licenses, permits, or instruments evidencing rights or obligations of Kensington Management and its Business and possession of all of the assets of Kensington Management and all books, records, and other documents relating to Kensington Management and its Business;
g. The revocation by Kensington Management of all prior bank borrowing or depository authorizations;
h. Resignations of the officers and directors of Kensington Management as requested by Karrington;
i. Such other documents as are otherwise required of Kensington Management or Shareholder by this Agreement.
13.2.3. Deliveries by Karrington shall include the following:
a. All appropriate evidence of authorization for the execution of this Agreement and all other agreements, documents or instruments required to be executed by Karrington;
b. Certificates evidencing the Common Stock (to be delivered within 14 days of Closing);
c. The Registration Rights Agreement in the form attached as Exhibit 12.1.
d. Cash in the amount determined pursuant to Section
2.9 (to be delivered upon final determination);
e. Such other documents as are otherwise required of Karrington by this Agreement.
13.2.4. At the Closing, Karrington, Mergeco and
Kensington Management shall cause the Articles of Merger to be filed with the Secretary of State of the State of Minnesota in accordance with the MBCA, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.
ARTICLE 14
POST-CLOSING COVENANTS
The parties agree as follows with respect to the period following the Closing:
14.1. General.
Each party shall take such further action, and execute and deliver such further instruments as any other party may reasonably request to carry out the purposes of this Agreement.
14.2. Litigation Support.
In the event of any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Kensington Management, each party will make available its personnel, provide testimony and access to its books, and otherwise cooperate to the extent reasonably necessary or advisable without jeopardizing its own interests. Any such cooperation shall be at the expense of the contesting or defending party, except to the extent it is entitled to indemnification under Article 15.
14.3. Transition.
Shareholder shall not take any action intended to discourage any lessor, licensor, lessee, resident, customer, supplier or other business associate of the Surviving Corporation from maintaining the same business relationships with the Surviving Corporation after the Closing as it maintained with Kensington Management prior to the Closing.
14.4. Transfer Restrictions; Legend.
      The Shareholder agrees that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, "Transfer") any of the shares of Common Stock acquired pursuant to the Merger unless such Transfer complies with the provisions of this Agreement and (i) the Transfer is pursuant to an effective registration statement under the Securities Act and the rules and regulations in effect thereunder, or
(ii) counsel for the Shareholder (which counsel shall be reasonably acceptable to Karrington) shall have furnished Karrington with an opinion, reasonably satisfactory in form and substance to Karrington, to the effect that no such registration is required.

      (b) The Shareholder acknowledges that each certificate representing shares of Common Stock acquired pursuant to the Merger shall bear the following legend:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and may not be sold, assigned or transferred in the absence of an effective registration statement under the Securities Act or an opinion of counsel satisfactory to the issuer that such registration is not required.

ARTICLE 15
INDEMNIFICATION
15.1. Meaning of Certain Terms.
15.1.1. In this Article, Kensington Management and the
Shareholder are collectively referred to as the "Kensington
Entities," and Karrington and its Subsidiaries are collectively referred to as the "Karrington Entities."
15.1.2. A party asserting a claim for indemnification
under this Article is referred to as the "Indemnified Party."  The party obligated to indemnify the Indemnified Party under this
Article is referred to as the "Indemnifying Party."
15.1.3. For purposes of this Article, a party shall be
deemed to have made a "misrepresentation" if any representation or warranty by or about it in this Agreement is untrue or otherwise does not conform to the standards for representations and
warranties set forth in this Agreement.
15.1.4. For purposes of this Article, all covenants,
representations, and warranties made by Kensington Management in this Agreement shall be deemed to have been made by
Shareholder, and Shareholder shall be solely liable for indemnity claims related thereto.
15.2. Survival of Representations and Warranties.
15.2.1. Except as provided in Section 15.7, the parties'
covenants, representations and warranties set forth in this
Agreement shall survive Closing and continue in full force and effect for a period of eighteen (18) months from and after Closing.
15.2.2. "Survival Period" means the eighteen (18)
month period set forth in Subsection 15.2.1 or the period described in Section 15.7, whichever applies.
15.2.3. In order to be eligible for indemnification under
this Article, the Indemnified Party must bring a claim for indemnification during the Survival Period.
15.3. Indemnification Obligations of the Kensington
Entities.
15.3.1. If any Kensington Entity breaches any covenant
or makes any misrepresentation in this Agreement, the Kensington Entities shall jointly and severally indemnify and hold harmless the Karrington Entities from and against all related Adverse
Consequences, subject to the limitations set forth in Sections
15.1.4, 15.5 and 15.6
15.3.2. In addition, Shareholder shall indemnify and
hold harmless the Karrington Entities from and against all Adverse Consequences related to (a) any Liability for the unpaid Taxes of (i) Kensington Management for periods prior to the Closing Date or
(ii) any other Person (as a transferee or successor, by contract, or otherwise) as a result of any action taken or not taken by
Kensington Management prior to the Closing Date, or (b) any
matter which is the subject of actual or threatened litigation, judicial order, administrative action, or any similar matter concerning Kensington Management (other than related to the enforcement of this Article) but only to the extent resulting from any action taken or not taken by Kensington Management prior to the Closing Date, whether or not disclosed or required to be disclosed on any
Schedule to this Agreement.
15.4. Indemnification Obligations of Karrington and
Karrington.
15.4.1. If any Karrington Entity breaches any covenant
or makes any misrepresentation in this Agreement, the Karrington Entities shall jointly and severally indemnify and hold harmless the Kensington Entities from and against all related Adverse
Consequences, subject to the limitations set forth in Section 15.5 and 15.6.
15.4.2. The Karrington Entities shall indemnify and hold
harmless the Shareholder from and against all Adverse
Consequences arising from or in connection with Kensington
Management after the Closing Date, except to the extent the
Kensington Entities are required to indemnify the Karrington
Entities in respect thereof under this Article.
15.5. Basket Amount.
15.5.1. Except as provided in Section 15.7, the
Kensington Entities shall have no obligation to indemnify the
Karrington Entities under this Article unless and until the
Karrington Entities have suffered Adverse Consequences giving rise to a right of indemnification under this Article of at least $15,000 in the aggregate (the "Basket Amount"), and then only as to the amount by which aggregate claims by the Karrington Entities
exceed the Basket Amount.
15.5.2. Except as provided in Section 15.7, the
Karrington Entities shall have no obligation to indemnify the
Kensington Entities under this Article unless and until the
Kensington Entities have suffered Adverse Consequences giving rise to a right of indemnification under this Article in the aggregate of at least the Basket Amount; and then only as to the amount by which aggregate claims by the Kensington Entities exceed the
Basket Amount.
15.6. Limitation on Recovery.
15.6.1. Except as provided in Section 15.7, the
aggregate obligation of the Karrington Entities to indemnify the Kensington Entities under this Article shall be limited to $150,000
(the "Indemnity Cap").
15.6.2. Except as provided in Section 15.7, the
aggregate obligation of the Kensington Entities to indemnify the Karrington Entities under this Article shall be limited to the
Indemnity Cap.
15.7. Liability for Certain Claims.
The limitations set forth in Sections 15.5 and 15.6 shall not apply to any claim for indemnification (a) if the Indemnifying Party had actual conscious awareness as of Closing of the breach or misrepresentation giving rise to the claim for indemnification by the Indemnified Party, (b) by the Karrington Entities under Subsection 15.3.2, or (c) by the Kensington Entities under Subsection 15.4.2.
The aggregate obligation of the Karrington Entities to indemnify the Kensington Entities for all such indemnity claims shall be limited to the Merger Consideration, and the Kensington Entities'
aggregate obligation to indemnify the Karrington Entities for all such indemnity claims shall be limited to the Merger Consideration.
The Survival Period for any such indemnity claim shall be the greater of the eighteen (18) month period set forth in Section
15.2.1 or the period set forth in the statute of limitations under applicable law.
15.8. Extent of Indemnification.
The right to indemnification under this Article shall extend to Adverse Consequences incurred through and after the date of the claim for indemnification.
15.9. Right of Set-Off.
If the Karrington Entities suffer Adverse Consequences as a
result of a breach or misrepresentation by the Kensington Entities under this Agreement, the Karrington Entities may, in their
discretion, apply the actual dollar amount of any such Adverse Consequences as a set-off against any liability or obligation they may have under this Agreement.
15.10. Remedies.
The rights of indemnification set forth in this Article shall be the parties' sole and exclusive remedy with respect to claims relating to this Agreement except with respect to actions for specific performance under Section 16.14 or claims relating to Intellectual Property, Confidential Information or where it otherwise reasonably appears that irreparable harm may occur or a remedy in damages may be inadequate. In furtherance of the
foregoing, each of the parties, to the fullest extent permitted by applicable law, waives any and all rights, claims and causes of action that it may have against each of the other parties in connection with any such claims arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation of, arising under or based upon common law or otherwise, except to the extent provided in this Article.
15.11. Notice.
An Indemnified Party shall assert a claim for indemnification under this Article by notifying the Indemnifying Party in writing of its claim.
15.12. Matters Involving Third Parties.
15.12.1. If any Person other than a party to this
Agreement (a "Third Party") asserts a right or claim which may give rise to a claim for indemnification under this Article (a "Third Party Claim"), any party having Knowledge of the matter shall promptly notify the other parties of the matter; provided that any delay by the Indemnified Party in providing notice shall not affect the right of indemnification unless the Indemnifying Party's rights and interests under this Article or otherwise have been materially prejudiced by the delay.
15.12.2. An Indemnifying Party may defend an
Indemnified Party against any Third Party Claim giving rising to a right of indemnification under this Article provided (a) the Indemnifying Party notifies the Indemnified Party in writing within fifteen days after receipt of the notice required under this Section that the Indemnifying Party will indemnify the Indemnified Party as required by this Article, (b) the Indemnifying Party provides the Indemnified Party with reasonable evidence that the Indemnifying
Party will have the financial resources to both undertake the defense and fulfill its indemnification obligations, (c) the Third
Party Claim involves only money damages and does not seek
equitable relief which might be materially adverse to the
Indemnified Party's continuing business, (d) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the
continuing business interests of the Indemnified Party, and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Party's choice of legal counsel for a defense under this Subsection 15.12.2 shall be reasonably satisfactory to the Indemnified Party.
15.12.3. At any time an Indemnifying Party is
conducting the defense of the Third Party Claim in accordance with
Section 15.12.2, the Indemnified Party may retain separate co-
counsel at its own expense and participate in the defense. If both the Indemnifying Party and the Indemnified Party are participating in the defense, neither may consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the other's prior written consent, which shall not be withheld unreasonably.
15.12.4. If, however, at any time an Indemnifying Party
is conducting the defense of the Third Party Claim but not in accordance with Section 15.12.2, the Indemnified Party may
conduct its own defense and may consent to the entry of any
judgment or enter into any settlement with respect to the Third
Party Claim in any manner it may reasonably determine with the consent of Indemnifying Party, which shall not be unreasonably withheld, in which case the Indemnifying Party shall promptly and at reasonable intervals periodically reimburse the Indemnified Party for the costs of its defense (including reasonable attorneys' fees).
An Indemnified Party's action under this Section 15.12.4 shall not affect its right of indemnification under this Article.
ARTICLE 16
MISCELLANEOUS PROVISIONS
16.1. Expenses.
The Shareholder and Karrington shall share equally all
expenses (including the costs of the Audit and the opinion of Ernst
& Young with respect to such Audit), incurred in connection with this Agreement and the Merger, except as provided in Article 15 or as otherwise specifically provided to the contrary in this
Agreement, and except that each party shall bear it own attorneys'
fees.
16.2. Press Releases and Public Announcements.
No party shall issue any press release or make any public
announcement relating to this Agreement or the Merger prior to the Closing without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law, in which case the disclosing party shall advise the other party and consult with the legal counsel of such other party prior to making the disclosure.
16.3. No Third-Party Beneficiaries.
This Agreement shall not confer any rights or remedies on
any Person other than the parties and their respective successors and permitted assigns.
16.4. Entire Agreement.
Except as provided in Section 8.11.3, this Agreement
constitutes the entire agreement among the parties concerning its subject matter and supersedes all other understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to its subject matter (including the letter of intent dated November 12, 1996 by and between
Karrington Operating Company, Inc. and Kensington
Management).
16.5. No Merger.
All warranties, representations and covenants contained
herein shall survive the Closing as provided herein.
16.6. Succession and Assignment.
This Agreement shall bind and benefit the parties and its
respective successors and permitted assigns. No party may assign either this Agreement or any rights, interests, or obligations arising under it without the prior written approval of all parties; provided, however, that Karrington may assign all or any portion of its interest in this Agreement to one or more of its Affiliates without the consent of Kensington Management or the Shareholder.
16.7. Headings.
The section headings contained in this Agreement are
inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.
16.8. Notices.
All notices, requests, demands, claims, and other
communications under this Agreement shall be in writing and, shall be deemed duly given two days after being deposited postage
prepaid, registered or certified, return receipt requested, in the United States Mail, addressed to the intended recipient as set forth below:
      If to Kensington Management:
Mr. Jon D. Rappaport
President
Kensington Management Group, Inc.
1500 South Highway 100, Suite 200
Golden Valley, MN  55416

      If to Jon D. Rappaport:
Mr. Jon D. Rappaport
1500 South Highway 100, Suite 200
Golden Valley, MN  55416

      If to Kensington Management or Jon D. Rappaport, copy to:
David M. Vander Haar, Esq.
Faegre & Benson LLP
2200 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402-3901

      If to Karrington or Mergeco:
Alan B. Satterwhite
COO and CFO
Karrington Health, Inc.
919 Old Henderson Rd.
Columbus, OH 43220

      Copy to:
Charles H. McCreary, Esq.
Bricker & Eckler
100 South Third Street
Columbus, OH  43215-4291

Any party may send any notice, request, demand, claim, or other communication to the intended recipient using other means, including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail, in which case the notice, request, demand, claim or other communication shall be deemed duly given when actually received by the intended recipient. Any party may change its address of record for purposes of this
Section 16.8 by giving the other parties written notice in the manner set forth in this section.

16.9. Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.
16.10. Amendments and Waivers.
This Agreement may be amended only by a writing signed by all parties. No waiver by any party of any provision, default, or breach of this Agreement, whether intentional or not, shall be deemed to extend to any other provision, default, or breach or to the same provision, default or breach on another occasion.
16.11. Severability.
If any term or provision of this Agreement is determined by a court of competent jurisdiction or in binding arbitration to be invalid or unenforceable, that finding shall not affect the validity or enforceability of the remaining terms and provisions.
16.12. General Rules of Construction.
The parties have participated jointly in negotiating and drafting this Agreement. If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all related rules and regulations unless the context requires otherwise. Each representation, warranty and covenant shall have independent significance, and if any party has breached any of them in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter which the party has not breached shall not detract from or mitigate the fact that the party is in breach.
16.13. Incorporation of Annexes, Exhibits, and Schedules.
The Annexes, Exhibits, and Schedules identified in this Agreement are incorporated into this Agreement by this reference.
16.14. Specific Performance.
Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, the non-breaching party shall be entitled to appropriate injunctive relief, including specific performance in any action instituted in any court of the United States or any of the fifty states having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled under this Agreement or otherwise.
16.15. Forum.
Except as provided in Section 16.14, the forum for legal action concerning this Agreement and the Merger shall be the appropriate court in the State of Minnesota, and the parties agree to in personam jurisdiction for that purpose.


IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the date indicated above.
                        KARRINGTON HEALTH,
INC.

By:
      Alan B. Satterwhite
Its:  Chief Operating
Officer and Chief Financial
Officer


KENSINGTON
MERGECO, INC.


By:
      Alan B. Satterwhite
Its:  Vice President


KENSINGTON
MANAGEMENT GROUP,
INC.
By:
      Jon D. Rappaport
Its:  President and Chief
Executive Officer


SHAREHOLDER

________________________
________________________
Jon D. Rappaport,
Individually


ANNEX A
TO
SHARE EXCHANGE AGREEMENT


DEFINITIONS


Transactional Terms.

The following terms used in this Agreement are defined in
the Sections of this Agreement identified below:
Term  Section Containing
Definition
Acquisition Agreements
1.3

Agreement
Preamble

America
1.3

Articles of Merger
2.5

Assets
1.1.1

Audit
8.3

Basket Amount
15.5

Closing
13.1

Closing Date
13.1

Common Stock
2.6

Common Stock Fair Market Value
2.9

Contracts
1.1.3

Current Asset  Spread
2.2

Data Processing Systems
5.30

Effective Time
2.5

Employment Agreement
11.1.7

Equipment Leases
1.1.4

Indemnity Cap
15.6

Karrington
Preamble

Karrington Entities
15.1

Kensington Management
Preamble

Kensington Management Financial
Statements
5.12

Kensington Management Permits
5.20.3

Knowledge of Kensington Management
1.2

MBCA
Recitals

Material Adverse Effect
5.13

Mergeco
Preamble

Mergeco Common Stock
2.7

Merger
Recitals

Merger Consideration
2.9

Most Recent Financial Statements
5.12

Most Recent Fiscal Month End
5.12

Most Recent Fiscal Year End
5.12

Motor Vehicles
1.1.6

Property
1.1.2

Rappaport Letter of Understanding
8.2

Securities Act
5.10

Shareholder
Preamble

Shares
2.6

Software Licenses
1.1.5

Surviving Corporation
2.1

Surviving Corporation Common Stock
2.7

Transfer
14.4

Vehicle Leases
1.1.7


Miscellaneous Terms

Adverse Consequences means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.
Affiliate has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
Basis means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
Business refers to a party's business as presently conducted and as presently proposed to be conducted.
Business Day shall mean any day on which banks are open to conduct business in Minneapolis, Minnesota.
Confidential Information means information in whatever form, including without limitation information which is written, electronically stored, orally transmitted, or memorized, which is of commercial value to a party's Business, including any idea, knowledge, know-how, process, system, formula, composition, method, technique, research and development, drawing, design, specification, technology, software, technical information, trade secret, trademark, copyrighted material, reports, records, documentation, data, customer or supplier lists, pricing or cost information, tax or financial information, business or marketing plan, proposal, strategy, or forecast; provided, that Confidential Information does not include information which is or becomes generally known within a party's industry through no act or omission by any other party or which is or becomes generally known to the public or otherwise is required to be made public by state or federal law; further provided, however, that the compilation, manipulation, or other exploitation of generally known information may constitute Confidential Information.
Environmental, Health and Safety Laws means the
Comprehensive Environmental Response, Compensation and
Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended through the date hereof, together with all other laws (including rules, regulations, codes, judgments, orders, decrees, rulings, and changes thereunder), of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.
Extremely Hazardous Substance has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-
Know Act of 1986, as amended.
GAAP means United States generally accepted accounting principles in effect from time to time.
Governing Documents means, as to any Person, the articles or certificate of incorporation, code of regulations, and bylaws if the Person is a corporation; the partnership agreement and partnership certificate if the Person is a partnership; or the operating agreement if the Person is a limited liability company; and any other documents relating to and establishing or governing the existence and legal operation of any Person of any type or nature, each as amended.
Intellectual Property means: (a) all inventions, whether patentable or unpatentable and whether or not reduced to practice, all improvements to any such inventions, and all patents, patent applications, and patent disclosures, together with all related reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all related translations, adaptations, derivations, and combinations, including all associated goodwill, and all applications, registrations, and renewals in connection with the same; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection with the same, (d) all mask works and all applications, registrations, and renewals in connection with the same, (e) all computer software, data, and related documentation,
(f) all other proprietary rights, and (g) all copies and tangible embodiments of the foregoing, in whatever form or medium.
Knowledge means actual knowledge or knowledge which could be reasonably obtained by inquiry and investigation within the scope of a Person's normal operations, duties, or responsibilities. Liability means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.
Ordinary Course of Business means the ordinary course of business consistent with past custom and practice.
Party, unless the context indicates otherwise, includes a party's Subsidiaries and Affiliates.
Person means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, governmental or quasi-governmental entity (or any governmental department, agency, or political subdivision), or any other form of legal entity or enterprise.
Security Interest means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money. Security Interest does not include any protective filing by a lessor of any of the Assets.
Subject to Equitable Principles means subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles.
Subsidiary means any corporation with respect to which a specified Person or its Subsidiary owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.
Tax Terms
Code means the Internal Revenue Code of 1986, as amended.
Tax means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment.
Employee Benefits and ERISA Terms
Employee Benefit Plan means any (a) Employee Welfare
Benefit Plan or other material fringe benefit plan or program, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension
Benefit Plan (including any Multiemployer Plan), or (d) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan.
Employee Pension Benefit Plan has the meaning set forth in ERISA Section 3(2).
Employee Welfare Benefit Plan has the meaning set forth in ERISA Section 3(1).
ERISA means the Employee Retirement Income Security
Act of 1974, as amended.
Fiduciary has the meaning set forth in ERISA Section
3(21).
Multiemployer Plan has the meaning set forth in ERISA
Section 3(37).
Prohibited Transaction has the meaning set forth in ERISA
Section 406 and Code Section 4975.



---------------------------------------------

EXHIBIT A

PLAN OF MERGER
      PLAN OF MERGER, dated as of April 24, 1997 (this
"Plan"), by and among Kensington Management Group, Inc., a Minnesota corporation ("Kensington Management"), Jon D.
Rappaport, sole shareholder of Kensington Management (the "Shareholder"), Karrington Health, Inc., an Ohio corporation ("Karrington"), and Kensington Mergeco, Inc., a Minnesota corporation that is a direct, wholly-owned subsidiary of Karrington ("Mergeco").
RECITALS
      WHEREAS, the Board of Directors of Kensington
Management, Karrington, and Mergeco have approved the merger
(the "Merger") of Mergeco with and into Kensington Management, with Kensington Management as the surviving corporation;
      WHEREAS, the respective Board of Directors of Kensington Management, Karrington, and Mergeco have, by resolutions, approved the execution and delivery of this Plan;
      WHEREAS, Karrington, as the sole shareholder of Mergeco, has, by resolution, approved this Plan and the Merger as provided for by the Minnesota Business Corporation Act (the "MBCA"); and
      WHEREAS, the Shareholder has approved the Merger on behalf of Kensington Management as provided for by the MBCA. AGREEMENT
NOW THEREFORE, in consideration of these premises and the parties' covenants, representations and warranties, the parties agree as follows.
1.1. The Merger.
a. At the Effective Time, the parties hereto shall cause
Mergeco to be merged with and into Kensington
Management, and Kensington Management shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Minnesota. At such time, the separate existence of Mergeco shall cease.

b. The Merger shall have the effects set forth in Section 302A.641 of the MBCA. The Surviving Corporation shall retain the name of Kensington Management and shall possess all the rights, privileges, immunities, powers and franchises of Mergeco and Kensington Management and shall by operation of law become liable for all the debts, obligations, liabilities and duties of Kensington Management and Mergeco.

1.2. Articles of Incorporation
      At the Effective Time, the Articles of Incorporation of Mergeco (in the form included in Exhibit A hereto) shall become the Articles of Incorporation of the Surviving Corporation, by virtue of the Merger and without any further action, provided that effective at the Closing Date, Article I of such Articles of Incorporation shall be amended, by virtue of the Merger and this Plan, so that the name of the Surviving Corporation shall be "Kensington Management Group, Inc."
1.3. Bylaws.
      At the Effective Time, the By-Laws of Mergeco shall become the By-Laws of the Surviving Corporation.

1.4. Directors and Officers.
      The directors of Mergeco and the officers of Kensington
Management immediately prior to the Closing Date shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

1.5. Effective Time.
      The Merger shall become effective at the date and time when properly executed Articles of Merger (the "Articles of Merger") relating to the Merger shall be filed with the Secretary of State of the State of Minnesota in accordance with the MBCA or at such other later date and time, if any, as Mergeco and Kensington Management shall agree and as shall be specified in the Articles of Merger. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

1.6. Kensington Management Common Stock.
      The manner and basis of converting the Shares (as hereinafter defined) shall be as follows:

a. At the Effective Time, the shares of common stock, without par value, of Kensington Management (the
"Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration upon surrender of the certificates representing such Shares.
b. At the Effective Time, the Shareholder shall cease to have any rights as a shareholder of Kensington
Management, except such rights, if any, as he may have pursuant to the MBCA, and, except as aforesaid, his sole right shall be the right to receive the Merger Consideration for the Shares represented by certificates as aforesaid.
1.7. Mergeco Common Stock.
      The manner and basis of converting the shares of Mergeco shall be as follows: at the Effective Time, each share of common stock, par value $.01 per share ("Mergeco Common Stock"), of Mergeco issued and outstanding immediately prior to the Closing
Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock, par value $.01 per share ("Surviving Corporation Common Stock"), of the Surviving
Corporation, and shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Merger. From and after the Closing Date, each outstanding certificate theretofore representing shares of Mergeco Common Stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Surviving Corporation Common Stock.

1.8. Exchange of Shares.
      At the Closing, the Shareholder shall deliver to Karrington or its designees stock certificates representing the Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, with all taxes, direct or indirect, attributable to the transfer of such Shares paid or provided for. At the Effective Time, Karrington shall deliver to the Shareholder shares of common stock, without par value, of Karrington (the "Common Stock") as determined pursuant to this Plan.

1.9. Merger Consideration.
      As soon as practical after the Effective Time (and in any event within fourteen (14) calendar days of the Closing Date). Karrington shall deliver to the Shareholder (a) certificates for shares of Common Stock with a value equal to $1,500,000, and (b) cash in an amount equal to the increase, if any, in "Current Asset
Spread" from December 31, 1996 to the Closing Date (the "Merger Consideration"). For purposes of this Section, "Current Asset
Spread" shall mean the amount by which on any specified date the current assets of Kensington Management exceed its current liabilities. The value of the Common Stock shall be based upon the Common Stock Fair Market Value, rounded up, if necessary, to the nearest whole share. A closing statement (the "Closing Statement") setting forth the current assets and current liabilities of Kensington Management at the Closing Date will be agreed upon by Kensington Management and Karrington as soon as possible after the Closing Date.

      "Common Stock Fair Market Value" shall mean the average of the closing price quotation or, if none, the average of the closing bid and asked prices for a share of the Common Stock reported on the National Association of Securities Dealers, Inc. Automated
Quotation/National Market for the fifteen (15) trading days ending with the third business day preceding the Closing.




IN WITNESS WHEREOF, the parties have executed this Plan as of the date indicated above.
                        KARRINGTON HEALTH,
INC.

By:
      Alan B. Satterwhite
Its:  Chief Operating
Officer and Chief Financial
Officer


KENSINGTON
MERGECO, INC.


By:
      Alan B. Satterwhite
Its:  Vice President


KENSINGTON
MANAGEMENT GROUP,
INC.
By:
      Jon D. Rappaport
Its:  President and Chief
Executive Officer


SHAREHOLDER

________________________
________________________
Jon D. Rappaport,
Individually


-------------------------------------

EXHIBIT B

Registration Rights Agreement

      This Registration Rights Agreement is entered into effective as of April 30, 1997 by and between Karrington Health, Inc. (the
"Company")  and Jon D. Rappaport ("Holder").

1.    Background.

      Pursuant to a certain Agreement and Plan of Merger dated as of April 24, 1997, the Company has agreed to acquire from Holder all of the outstanding shares of capital stock of Kensington Management Group, Inc., a Minnesota corporation, in exchange for cash and 137,363 common shares of the Company (the "Common Shares"). Holder's agreement to acquire the Common Shares is on the condition that the Company grant certain limited registration rights with respect thereto. Pursuant to a certain Registration Rights Agreement dated as of May 8, 1996, a copy of which is attached hereto (the "Registration Rights Agreement"), the
Company previously has granted registration rights to certain other holders of the Company's securities. Holder desires to become a party to the Registration Rights Agreement for such limited purposes with respect to the Common Shares.

2.    Piggyback Registration Rights.

      The Company and Holder agree that (i) the Common Shares shall be deemed and treated as "Registrable Securities" under the Registration Rights Agreement only for purposes of "Piggyback Registration" under Section 3(g) and Section 4 of such agreement,
(ii) Holder shall not have any right with respect to, and the Common Shares shall not be deemed "Registrable Securities" for purposes of, any "Demand Registration" under such agreement, and
(iii) Holder shall be a party to the Registration Rights Agreement for such purposes as if an original signatory thereto, and shall be bound by the terms and conditions of the Registration Rights Agreement.


      IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement effective as of the date first set forth above.

      Karrington Health, Inc.

      By:   _______________________
      ______________________
            Alan B. Satterwhite                       Jon D.
Rappaport                     Chief Operating Officer and
            Chief Financial Officer